QUERYOBJECT CORPORATION

COMPURATION OF NET LOSS PER SHARE

                                                      Three Months Ended Septmer 30,    Nine Months Ended September 30,
                                                      ------------------------------    -------------------------------
                                                          2000              1999            2000            1999
                                                          ----              ----            ----            ----

Common shares outstanding at beginning of year         4,983,663         1,707,662        4,983,663       1,707,662

    Conversions of preferred stock into common shares  4,238,908           166,306        3,740,964         107,671

    Warrants exercised into common shares                591,696           462,162          578,594         293,208

    Stock options exercised into common shares            30,693                 -           21,933               -
                                                       ---------         ---------        ---------       ---------

Weighted average common shares outstanding             9,844,960         2,336,130        9,325,154       2,108,541
                                                       =========         =========        =========       =========

Net loss                                             $(2,686,570)      $(1,190,203)     $(6,753,364)    $(4,443,060)
                                                       =========         =========        =========       =========

Basic and diluted net loss per common share          $     (0.27)      $     (0.51)     $     (0.72)    $     (2.11)
                                                       =========         =========        =========       =========
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